NEWS FROM                                                           EXHIBIT 99.1
TRANS-INDUSTRIES

Trans-Industries, Inc. - 1780 Opdyke Ct. - Auburn Hills, MI 48326

--------------------------------------------------------------------------------

FOR FURTHER INFORMATION:
     AT TRANS-INDUSTRIES:
     Kai Kosanke
     Chief Financial Officer
     (248) 364-0400


FOR IMMEDIATE RELEASE
FRIDAY MAY 13, 2005



                         TRANS-INDUSTRIES, INC. REPORTS
                           FIRST QUARTER 2005 RESULTS


AUBURN HILLS, MICHIGAN - MAY 13, 2005 - TRANS-INDUSTRIES, INC. (NASDAQ: TRNI), a leading manufacturer of interior bus lighting products, electronic information systems and software, plus dust extraction systems and related components for the mass transit and highway markets, today announced results for the first quarter ended March 31, 2005.

Sales for the quarter totaled $5.3 million compared with $7.5 million for the same period last year. Most of this decline was attributable to decreased sales of the Company's lighting products and its digital display products. On this reduced volume, a net loss of $911,000, or $.29 per share, was incurred compared with a loss of $267,000 or $0.09 per share, for the comparable quarter last year. The reduction in lighting products revenues is a result of reduced transit bus production, lower demand for the Company's modular parcel racks, and market acceptance of a competitor's product. Reduced sales of digital display products were primarily attributable to reduced sales of overhead highway signs. Sales of dust abatement equipment recorded a moderate increase of $348,000 for the first quarter of 2005 compared to the same quarter of 2004.


The Company continues to focus on improving profitability and cash flow by reducing corporate management expenses, matching the workforce size to sales volumes, and reducing fixed costs through manufacturing plant consolidations. The Company's strategic market refocusing has begun to create some new orders and new customers.





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ABOUT THE COMPANY:
The Company is a leading provider of lighting systems and related components to the mass transit market as well as a supplier of information hardware and software solutions on Intelligent Transportation Systems (ITS) and mass transit projects. ITS utilizes integrated networks of electronic sensors, signs and software to monitor road conditions, communicate information to drivers and help transportation authorities better manage traffic flow across their existing infrastructures.

Forward-Looking Statements:
Except for statements of historical fact, this news release contains certain forward-looking statements about the Company. Such statements are subject to significant risks and uncertainties including changes in economic and market conditions, management of growth, and other risks noted in the Company's SEC filings, which may cause actual results to differ materially.




                VISIT TRANS-INDUSTRIES AT www.transindustries.com

                          FINANCIAL TABLES FOLLOW.....














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


                             TRANS-INDUSTRIES, INC.
                      SALES AND EARNINGS REPORT (UNAUDITED)
                          QUARTER ENDED MARCH 31, 2005
--------------------------------------------------------------------------------


                                                                              FIRST QUARTER ENDING
                                                                                    MARCH 31
                                                                          -------------------------
                                                                          2005                 2004
                                                                          ----                 ----

Sales                                                                    $ 5,269,183          $ 7,534,929
Cost of Sales                                                              4,175,441            5,605,874
                                                                         -----------          -----------
 Gross Profit                                                              1,093,742            1,929,055

Selling, Gen. & Admin. Exp.                                                1,869,752            1,965,333
Interest                                                                     120,824              162,508
Restructuring Costs                                                                0               75,601
Other                                                                        (19,990)              (6,931)
                                                                         -----------          -----------
 Total Expenses                                                            1,970,586            2,196,511

Earnings/(Loss) Before Income Taxes                                         (876,844)            (267,456)

Income Taxes/(Benefit)                                                             0                    0
                                                                         -----------          -----------
   Net Income/(Loss)                                                        (876,844)            (267,456)
Preferred Dividend                                                           (33,716)                   0
                                                                         -----------          -----------

Net Earnings/(Loss) Available to Common Shareholders                     $  (910,560)         $  (267,456)
                                                                         ============         ===========

Earnings/(Loss) Per Share                                                $     (0.29)         $     (0.09)
                                                                         ============         ===========

Weighted Average Number of Shares Outstanding                              3,139,737            3,139,737


********************************************************************************

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)



                                                                             FIRST QUARTER ENDING
                                                                                    MARCH 31
                                                                          -------------------------
ASSETS:                                                                   2005                 2004
                                                                          ----                 ----
Total Current Assets                                                    $ 10,708,060         $ 15,843,592
Net Fixed Assets                                                           1,885,191            3,553,755
Other Assets                                                               1,561,542              544,013
                                                                        ------------         ------------
 Total Assets                                                           $ 14,154,793         $ 19,941,360
                                                                        ============         ============


LIABILITIES AND SHAREHOLDERS' EQUITY:

Total Current Liabilities                                               $ 10,928,323         $ 13,260,300
Long Term Debt                                                               175,415              294,173
Shareholders' Equity                                                       3,051,055            6,386,887
                                                                        ------------         ------------
 Total Liabilities and Shareholders' Equity                             $ 14,154,793         $ 19,941,360
                                                                        ============         ============



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